 Exhibit 10.14

***OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION CONFIDENTIAL TREATMENT REQUESTED

DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT, effective August 3 2015, by and between EMBER THERAPEUTICS, INC., a company incorporated under the laws of State of Delaware ("Ember") and KNIGHT THERAPEUTICS INC., a public limited liability company incorporated under the laws of Canada ("Knight").

RECITALS

WHEREAS Ember owns or licenses all right, title and interest in and to certain products (all of Ember's current products including BMP-7);

WHEREAS Knight has extended a secured loan of US$1,000,000 to Ember to support Ember in the execution of an IPO transaction, pursuant to a Loan Agreement entered into between the Parties on August 3, 2015;

WHEREAS Knight wishes to be appointed by Ember as exclusive distributor, to offer to sell and sell the Licensed Products in the Territory within the Field (as such terms are defined hereinafter) and Ember is willing to grant such exclusive appointment;

WHEREAS Knight wishes to procure the Licensed Products from Ember and Ember wishes to supply the Licensed Products to Knight;

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1	. DEFINITIONS

1.1	Definitions. The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Section:

"Adverse Drug Reaction" means a noxious and unintended response to a drug, which occurs at doses normally used or tested for the diagnosis, treatment, or prevention of a disease or the modification of an organic function.

"Adverse Drug Event" means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

"Affiliate" means any company, corporation, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with a Party, with "control" meaning ownership of greater than fifty percent (50%) of the shares, voting stock or other voting interests in the Party or the right to receive over fifty percent (50%) of the profits or earnings of the Party. Such other relationship as in fact results in actual control over the management, business, and affairs of a Party shall also be deemed to constitute control.

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 "Agreement", "hereto", "hereunder", "herein" and similar expressions mean this Distribution, License and Supply Agreement.

"Applicable Laws" means, with respect to Ember, any law, regulation, rule, guidance, order, judgment or decree having the force of law in the United States, and with respect to Knight, any law, regulation, rule, guidance, order, judgment or decree having the force of law in any jurisdiction within the Territory.

"Business Day" means any day other than (i) Saturday or Sunday or (ii) a day that is a public holiday in either of Montreal (Canada) or New York (NY, United States) or (iii) any other day on which banks in either of Montreal (Canada) or New York (NY, United States) are required to be closed.

"Commercial Sale" means any shipment of the Licensed Products in the Territory pursuant to an arm's length sale by Knight or its Affiliates to a Third Party.

"Commercialize" means marketing, using, distributing, promoting, offering for sale, and selling the Licensed Products (and "Commercialization" shall be construed accordingly).

"Cost of Goods" means, with respect to the Licensed Products, the production cost of such Licensed Products (for the avoidance of doubt, including, without limitation, manufacturing oversight and quality assurance) calculated in accordance with internal cost accounting methods consistently applied by Ember for its other similar pharmaceutical products; provided, that such methods comply with IFRS. Cost of Goods shall include direct labor, direct materials (including taxes and duties), but exclude corporate administrative overhead, any costs associated with excess capacity, any royalties or license fees payable to Third Parties and any other indirect costs. Notwithstanding the foregoing, in the event a Licensed Product is manufactured, in whole or in part, by a Third Party supplier and procured by Ember, the "Cost of Goods" shall include the costs charged for such Licensed Product by such Third Party supplier to Ember.

"Current Agreed Forecast" means the relevant forecast of sales prepared by Knight and approved by Ember in accordance with Section 3.3(b).

"Effective Date" means the date specified in the initial paragraph of this Agreement.

"Ember Corporate Name and Logos" means the name "Ember Therapeutics, Inc." plus the corporate names of each of Ember's Affiliates, and any logos, artwork or similar intellectual property owned or licensed by Ember and/or its Affiliates and related to the Licensed Products.

"Ember Indemnified Party" has the meaning set forth in Section 8.6.

"Ember Marks" means the trade-marks listed in the Schedule to this Agreement, as updated from time to time by written notice from Ember to Knight.

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"Ember Patents" means all patents in the Territory, including patent applications, continuations, divisional patents, re-examined patents, reissued patents, and foreign equivalents thereof, that are owned by or licensed to Ember which claim inventions reasonably necessary for the Commercialization of the Licensed Products in the Territory.

"Field" means the treatment of osteoarthritis, chronic kidney disease and Alport Syndrome and any other indication to be approved in the Territory.

"Force Majeure" has the meaning set forth in Section 12.6.

"GMP" means good manufacturing practices as required under the rules of the applicable Governmental Authority in each jurisdiction within the Territory.

"Governmental Authority" means any federal, state, provincial, or municipal government body, commission, agency, board, court or tribunal in a jurisdiction within the Territory and having authority in the particular circumstances.

"IFRS" means, at any time, the International Financial Reporting Standards, promulgated by the International Accounting Standards Board, as amended, supplemented or replaced from time to time.

"Improvements" means any new indications, dosage strengths, reformulations, line extensions or other advances in, modifications of or improvements to the Licensed Products.

"Initial Term" has the meaning set forth in Section 9.1.

"Knight Corporate Name and Logos" means the name "Knight Therapeutics Inc." plus the corporate names of each of Knight's Affiliates, and any logos, artwork or similar intellectual property owned or licensed by Knight and/or its Affiliates.

"Knight Indemnified Party" has the meaning set forth in Section 8.5.

"Know-How" means all scientific, technical, manufacturing, marketing, production, sales and other information relating to the Licensed Products that is known to or controlled by Ember and which is reasonably necessary for the Commercialization of the Licensed Products in the Territory in accordance with the terms of this Agreement.

"Launch" means the date of the first Commercial Sale in the Territory of the applicable Licensed Product.

"Licensed Products" means all of Ember's current products including BMP-7 and "Licensed Product" means any one of them (as the context shall require).

"Long Term Inability to Supply" shall mean the inability to supply at least seventy percent (70%) of the volumes of a Licensed Product for a particular jurisdiction within

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the Territory indicated in the Current Agreed Forecast for a continuous period that exceeds one hundred and twenty (120) days, other than a disruption resulting from a Force Majeure.

"Net Sales" means the gross amounts invoiced by or on behalf of Knight and its Affiliates for sales of Licensed Products to third parties that are not Affiliates of Knight in bona fide, arm's length transactions, less the following deductions, in each case if and to the extent they are (a) reasonable and customarily provided to unaffiliated entities and (b) actually taken by Knight or its Affiliates with respect to such sales:

(i)	credits, price adjustments or allowances for damaged Licensed Products, returns or rejections of the Licensed Products;

(ii)	normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

(iii)	chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;

(iv)	sales, value-added (to the extent not refundable in accordance with Applicable Law) and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale);

(v)	stocking allowances; and

(vi)	any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with IFRS,

provided that "Net Sales" (a) shall not include sales between or among Knight and its Affiliates unless Knight or any such Affiliate is the end user, and (b) shall be calculated in accordance with the standard internal policies and procedures of Knight, which shall at all times be in accordance with IFRS.

"Non-Renewal Fee" has the meaning set forth in Section 9.7.

"Non-Renewal Notice" has the meaning set forth in Section 9.1.

"Party" means either Ember or Knight and "Parties" means both Ember and Knight.

"Proprietary Information" means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally

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or by any other means, which is owned and/or under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

"Regulatory Approval" means any and all approvals, marketing authorizations, registrations and licenses (including amendments and supplements thereto) necessary from a Governmental Authority for the Commercialization of the Licensed Products in or for the Territory.

"Regulatory Submissions" means all applications, filings, dossiers and the like submitted to a Governmental Authority for the purpose of obtaining Regulatory Approval.

"Renewal Term" has the meaning set forth in Section 9.1.

"Short Term Inability to Supply" shall mean the inability to supply at least seventy percent (70%) of the volumes of a Licensed Product for a particular jurisdiction within the Territory indicated in the Current Agreed Forecast for a continuous period that exceeds sixty (60) days but is less than one hundred and twenty (120) days, other than a disruption resulting from a Force Majeure.

"Specifications" means the finished product specifications for each Licensed Product as required by the applicable Regulatory Approval and as may be modified from time to time in accordance with the provisions of this Agreement.

"Term" means the Initial Term or a Renewal Term.

"Territory" means Canada, Israel, Russia and the sub-Saharan Africa.

"Third Party" means any person other than the Parties and their Affiliates.

1.2	Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

1.3	Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

1.4	Sections and Headings. The term "Section" refers to the specified Section of this Agreement, unless otherwise specified. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

1.5	United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States, unless otherwise noted.

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1.6	Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

1.7	Gender. Words of one gender include the other gender.

1.8	Include, Includes, Including. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import.

1.9	Solidary Obligations. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one person are solidary (joint and several).

1.10	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

1.11	Number of Days. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

1.12	Party References. Reference to any Party includes the successors and permitted assigns of that Party.

1.13	Singular/Plural. Words using the singular or plural number also include the plural or singular number, respectively.

2.	GRANT OF RIGHTS

2.1	Appointment. Subject to the terms of this Agreement, Ember, on behalf of itself and its Affiliates, hereby appoints Knight as its exclusive distributor of the Licensed Products in the Field in the Territory during the Term and further grants to Knight, and Knight hereby accepts, an exclusive license under the Ember Patents, Product Trademarks and Know- How to Commercialize the Licensed Products in the Field in the Territory during the Term.

2.2	Mutual non-exclusive license. Subject to the terms of this Agreement, and solely for the purposes of the performance by the Parties of their respective obligations under this Agreement and the Commercialization of the Licensed Products in the Field in the Territory, (i) Ember grants to Knight, and Knight hereby accepts, a non-exclusive license for the use, during the Term, of the Ember Corporate Name and Logos, and (ii) Knight grants to Ember, and Ember hereby accepts, a non-exclusive license for the use, during the Term, of the Knight Corporate Name and Logos.

2.3	Sublicensing. Upon written notice to Ember, Knight may sublicense its rights granted hereunder or use sub-distributors or third party service providers to exercise its right or fulfill its obligations hereunder; provided, however, that without the prior written consent of Ember, Knight shall not enter into any sublicense agreements, distribution or other arrangements or agreements with any Third Party that markets, sells or distributes

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products that are directly competitive with the Licensed Products in the Territory. All sublicense agreements, distribution or other arrangements or agreements shall be consistent with the terms and conditions of this Agreement and shall provide that the sublicensee, distributor or other party shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Knight is bound thereby. Knight assumes full responsibility for any actions taken by or omissions by any sublicensee, distributor or other party and any of the expenses, costs, or fees incurred by any sublicensee, distributor or other party. Notwithstanding anything herein to the contrary, Knight shall be responsible for the performance of all financial and other obligations hereunder, including, without limitation, the payment of all amounts due to Ember under Section 6.2 whether or not paid to Knight by any such sublicensee, distributor or other party.

2.4	No Implied Licenses. Neither Party grants to the other Party any right or license to use any of its intellectual property, know-how or other proprietary information, materials or technology, or to practice any of its patent, trademark, or trade dress rights, except as expressly set forth in this Agreement.

2.5	Restriction on Knight Sales. Knight shall not: (a) knowingly solicit orders for Licensed Products to a Third Party outside the Field or the Territory; (b) knowingly distribute any Licensed Products for sale or use outside the Field or the Territory; or (c) supply any Third Party that has distributed or offered to distribute Licensed Products outside the Field or the Territory after Knight has actual knowledge that said Third Party has distributed or offered to distribute Licensed Products obtained from Knight outside of the Field or the Territory. Further, Knight shall take commercially reasonable steps to prevent the distribution of Licensed Products to Third Parties outside the Field or the Territory.

2.6	Restriction on Ember Sales. Ember shall not: (a) knowingly solicit or accept orders for distribution of Licensed Products to a Third Party for sale or distribution in the Field in the Territory; (b) knowingly distribute any Licensed Products for sale or use in the Field in the Territory; (c) supply any Third Party that has distributed or offered to distribute Licensed Products in the Field in the Territory after Ember has actual knowledge that said Third Party has distributed or offered to distribute Licensed Products obtained from Ember in the Field in the Territory; or d) develop, manufacture, purchase, promote, market, distribute or sell, directly, indirectly or through an Affiliate, (or have or enter into any agreement or arrangement with respect to) a product in the Field in the Territory. Further, Ember shall take commercially reasonable steps to prevent the distribution of Licensed Products by Third Parties in the Field in the Territory and shall comply with any steps or procedures defined and agreed upon by the Parties prior to the Launch of the relevant Licensed Products.

2.7	Performance by Affiliates. The Parties agree that their respective rights and obligations may be exercised or performed by any of their Affiliates; provided, however, that each Party shall be fully responsible and liable for the actions of such Affiliates in the performance of such obligations and shall ensure that such Affiliates comply with the terms of this Agreement. Notwithstanding the foregoing, Knight shall be responsible for the performance of all financial and other obligations hereunder, including, without limitation, the payment of all amounts due to Ember under Section 6.2.

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2.8	Repurchase options. Ember shall have the right to repurchase the rights granted to Knight in respect of any of the Licensed Products in the Territory hereunder, provided that it may only exercise this right prior to Regulatory Submission in connection with, or (if no Regulatory Submission is required) prior to Launch of, such Licensed Product, and upon payment to Knight, the greater of:

(i)	[***]; and
(ii)	[***]; and
(iii)	[***]

3. REGULATORY AND DEVELOPMENT

3.1	Regulatory Submissions. Knight shall be responsible, at its cost and expense, for preparing, filing, and managing any Regulatory Submission and for maintaining any Regulatory Approval for the Licensed Products in the Territory. Ember shall provide Knight with copies of all regulatory dossiers and clinical data and shall provide reasonable assistance to Knight in making submissions to Governmental Authorities and maintaining such Regulatory Approvals. Unless otherwise required by Applicable Law, any Regulatory Approvals shall be filed, owned and held in the name of Knight.

3.2	Regulatory Correspondence. In the event that Ember receives any correspondence from a Governmental Authority in the Territory (to the extent that such correspondence relates to Licensed Products in the Field within a jurisdiction of the Territory), it shall promptly forward copies of such correspondence to Knight and such correspondence shall be dealt with by Knight. In the event that Knight receives (or is provided by Ember with copies of) any such correspondence requiring a response, Ember will cooperate fully with Knight in preparing such response and will promptly provide Knight with any data or information that is known to or possessed or controlled by Ember and required by Knight in preparing any such response.

3.3	Other Covenants of Knight. In addition to its other obligations, commitments and undertakings set out in this Agreement, Knight agrees:

(a)	to assume all commercially reasonable sales and marketing activities related to the promotion of the Licensed Products in the Field in the Territory. The promotion of the Licensed Products by Knight in the Territory shall be consistent with Ember's global positioning of Licensed Products;

(b)	to provide, on a quarterly basis, a non-binding twelve (12)-month forecast of Licensed Product sales;

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(c)	to use commercially reasonable efforts to obtain in a timely manner all Regulatory Approvals, including, without limitation, pricing and reimbursement approvals, necessary for the Commercialization of Licensed Products in the Field in the Territory;

(d)	to use commercially reasonable efforts to Launch each Licensed Product as quickly as practicable after obtaining the necessary Regulatory Approvals;

(e)	to provide Ember, in a timely manner, with all commercial, marketing and regulatory information relating to the Licensed Products;

(f)	not to undertake, and to cause its Affiliates not to undertake, any actions to market, sell or distribute products that are used instead of the Licensed Products;

(g)	to assume all commercially reasonable sales and distribution expenses related to the Commercialization of the Licensed Products in the Field in the Territory; and

(h)	to cooperate with Ember in the defense of any intellectual property rights associated with the Licensed Products in the Territory at Ember's reasonable request (such request to be in writing), provided that under no circumstances shall Knight be liable for any Third Party costs connected with such defense.

3.4	Other Covenants of Ember. In addition to its other obligations, commitments and undertakings set out in this Agreement, Ember agrees to:

(a)	provide Knight with copies of all regulatory dossiers and clinical data relating to the Licensed Products and provide reasonable assistance to Knight in preparing the regulatory submissions to Governmental Authorities within the Territory;

(b)	provide reasonable assistance to Knight for the initial Licensed Products-related training of medical and sales staff in the Territory;

(c)	provide Knight with copies of international marketing and sales materials;

(d)	manufacture and supply, or cause to be manufactured and supplied the Licensed Products and deliver such equipment and disposables directly to hospitals and clinics in accordance with the terms of the relevant purchase order;

(e)	be responsible for and assume all costs associated with replacing all defective or non-conforming Licensed Products at no cost to Knight, except to the extent such defect or non-conformance arises from the handling, shipping or storage of Licensed Products by Knight;

(f)	not to undertake, and to cause its Affiliates not to undertake, any actions to market, sell or distribute products that are used instead of the Licensed Products

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(g)	assume responsibility for, and commercially reasonable costs in connection with, intellectual property procurement, filings and maintenance associated with the Licensed Products in the Territory, provided that all intellectual property rights relating to the Licensed Products shall remain the exclusive property of Ember; and

(h)	consult with and consider input from Knight with respect to packaging for Licensed Products in the Field in the Territory and manage, produce and supply all such Licensed Product packaging.

3.5	Medical Affairs

(a)	Knight will collect and report to Ember Adverse Drug Events, Adverse Drug Reactions and other adverse events and/or complaint information as required by Applicable Law and regulations and any separate Safety Exchange Agreement and Quality Agreement entered into by the Parties. Knight will liaise with Ember for the consolidation of that information in the Ember global databases and for reporting to regulatory agencies.

(b)	Knight will liaise with Ember to ensure global coordination of medical affairs activities and priorities, and may suggest supporting investigator-sponsored trials or conducting research projects, studies or clinical trials in any jurisdiction within the Territory.

(c)	Ember will review the activities set out in Section 3.5(b) above as part of its global strategy and will, if it approves the activities suggested by Knight, supply Licensed Products for such activities at no cost to Knight (where required by Applicable Laws), and the balance of such costs shall be divided equally between the Parties.

(d)	Knight will collect medical queries in connection with any Licensed Products that it receives from Third Parties and promptly direct them to Ember's global call center.

(e)	If Knight receives any Adverse Drug Event, Adverse Drug Reaction or other adverse event and/or complaint information relating to medical affairs in connection with the Licensed Products, it shall promptly report the Adverse Drug Event, Adverse Drug Reaction or adverse event and/or complaint to Ember (and in any event in sufficient time to enable Ember to comply with any time limits for responding or taking any other actions as required by applicable law and regulations) and provide all related information that is known to or controlled by Knight. Knight shall provide Ember with assistance or other input relating to each Adverse Drug Event, Adverse Drug Reaction or other adverse event and/or complaint information relating to medical affairs in connection with the Licensed Products in the Field in the Territory. The Parties shall enter into a Pharmacovigilance Agreement within ninety (90) days of filing for regulatory approval with Health Canada.
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4.	TRADEMARKS

4.1	Trade-Mark License. Ember hereby grants to Knight an exclusive, royalty-free license to use, during the Term, the Ember Marks in the Territory in association with the Commercialization of Licensed Products in the Field. Ember hereby further agrees to collaborate with Knight for the registration, at Knight's sole expense, of such exclusive licenses with governmental authorities as reasonably necessary or upon reasonable request by Knight.

4.2	Ownership. Knight acknowledges that the Ember Marks are owned by Ember. The Ember Marks shall be and remain the sole and exclusive property of Ember. Knight shall not contest the ownership of the Ember Marks or the validity of any registration relating thereto. Knight agrees, at the request of Ember, to execute any and all proper documents appropriate to assist Ember in obtaining and maintaining Ember's rights in and to the Ember Marks.

4.3	Licensed Products to Bear Mark. Licensed Products distributed by Knight under this Agreement shall bear the Ember Marks together with a notice that the Ember Marks are used under license from Ember, subject to the approval of such labeling by appropriate Governmental Authorities. Knight shall only use the Ember Marks and apply the Ember Marks on Licensed Products in the format, manner and size prescribed by Ember as may be updated from time to time or otherwise having obtained Ember's prior written consent. Knight shall submit to Ember, for prior approval, a representative sample of any marketing or promotional materials prepared by Knight, bearing the Ember Marks.

4.4	No Similar Mark. Knight will not, without Ember's prior written consent, register or use in connection with any product, any trade-mark that is confusingly similar to the Ember Marks or that is similar to the Ember Marks and takes unfair advantage of or is detrimental to the distinctive character or repute of the Ember Marks.

5.	COMMERCIALIZATION

5.1	Quality Complaint Reporting. Ember shall be solely responsible for collecting and responding to any product quality complaint relating to the Licensed Products received from a customer(s) in the Territory. Ember shall investigate such complaints and report to Knight, in a timely manner, the results of such investigations. If Knight receives a product quality complaint relating to the Licensed Products from a customer in the Territory, it shall promptly report the complaint to Ember, who will be solely responsible for communication and response, if any, to the customer in the Territory. Furthermore, Ember shall be responsible for investigating and submitting reports to Knight with respect to any product quality complaints related to the manufacturing of the Licensed Products in the Territory.

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5.2	Other Information. In addition to the foregoing information to be provided, each Party shall provide the other Party with any: (i) information relating to the efficacy and/or safety of the Licensed Products in the Field, including any recall of the Licensed Products in the Territory; (ii) complaints from customers, healthcare professionals or competitors in the Territory relating to the Licensed Products; (iii) information relating to any potential liability to any Third Party in the Territory or that is reasonably likely to arise for either Party in connection with the manufacture or Commercialization of the Licensed Products in the Field in the Territory; (iv) information relating to any inspections, inquiries, issues raised or actions taken by any Governmental Authority in the Territory; and (v) any other information necessary or reasonably desirable to enable Knight to comply with any Applicable Law in the Territory and Ember to comply with applicable laws in the Territory or elsewhere.

5.3	Recall. Knight shall advise Ember of any Governmental Authority initiated mandatory recall of Licensed Products in the Territory. Knight shall not initiate any voluntary recall of Licensed Products in any jurisdiction within the Territory without the written approval of Ember. Prior to executing any recall of Licensed Products in any jurisdiction within the Territory, Knight shall review with Ember the proposed manner in which the recall is to be carried out. Knight will give due consideration to any reasonable recommendation from Ember as to the manner of conducting the recall, provided that it is consistent with the requirements of the applicable Governmental Authority. Knight shall communicate directly with the applicable Governmental Authorities in relation to a Licensed Products recall in the Territory. If any Licensed Products recall in the Territory results from improper handling, shipping or storage of Licensed Products by Knight, or to off label promotion, illegal marketing or misrepresentation of quality, and in no way results from the manufacture, control, handling, shipping or storage of the Licensed Products before receipt by Knight, the costs associated with the recall, including any costs associated with replacing recalled Licensed Products, shall be paid by Knight and Knight shall indemnify Ember against any Third Party claims in connection with the recall. If the recall results from any cause or issue other than ones for which Knight is responsible as set forth in the prior sentence, all costs and expenses arising from the recall, including any costs associated with replacing recalled Licensed Products, shall be paid for by Ember and Ember shall indemnify Knight against any Third Party claims in connection therewith.

6.	MANUFACTURE AND SUPPLY

6.1	Manufacture by Ember. During the Term, Knight agrees to obtain exclusively from Ember all Knight's requirements in respect of the Licensed Products. Ember agrees to supply Knight with all of its requirements, to the extent of the Current Agreed Forecast, in respect of Licensed Products as set forth in each order submitted by Knight, and to use commercially reasonable efforts to supply Knight with all of its requirements to the extent such requirements exceed the Current Agreed Forecast. Ember may, at its discretion, use the services of a contract manufacturer to manufacture and package the Licensed Products.

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6.2	Price. Knight will pay Ember a transfer price (including Cost of Goods and royalties) equal to the greater of i) [***] or ii) [***], and applicable sales taxes in either case.. Payments pursuant to this Section 6.2 shall be made quarterly by Knight to Ember and within thirty-five (35) days following Knight's receipt of an invoice from Ember at the end of each quarter. If payments pursuant to this Section 6.2 are determined through Net Sales, such payments will be accompanied by a quarterly sales report indicating Net Sales per Licensed Product in each Territory. If payments pursuant to this Section 6.2 are determined through Cost of Goods, each invoice from Ember shall detail the Cost of Goods for each Licensed Product.

6.3	Orders. Knight shall order Licensed Products from Ember by submitting purchase orders to Ember. Each such purchase order shall specify, at a minimum, the desired delivery date, unit quantity, place of delivery and an order number. The initial purchase order will have a lead time of between ninety (90) and one hundred and twenty (120) days between the time when an order for Licensed Products is submitted to Ember until the Licensed Products is to be delivered to Knight. Thereafter, purchase orders will have lead time of between sixty (60) and ninety (90) days between the time when an order for Licensed Products is submitted to Ember until the Licensed Products is to be delivered to Knight.

6.4	Delivery Terms. Licensed Products will, at Knight's direction, be shipped directly to Knight or to a Third Party in the Territory, as designated by Knight, according to Incoterms 2010 DDP.

6.5	Packaging and Labeling. Ember shall determine the artwork and design for the packaging and labelling of the Licensed Products in Territory in consultation with Knight and in accordance with local law and regulations. Knight shall not be entitled to have its trade-marks displayed on the packaging or labelling of the Licensed Products, but Ember may choose, at its sole discretion, to display such trade-marks on the packaging and/or labelling of the Licensed Products where it receives requests from Knight to do so.

6.6	Specifications. Licensed Products manufactured and supplied to Knight hereunder shall conform to the Specifications which may be changed from time to time as provided in this Section 6.

6.7	GMP. All manufacture and quality control operations by Ember or its designee shall be in compliance with GMP or the appropriate standard for the relevant Licensed Product.

6.8	Shelf Life. All Licensed Products supplied by Ember hereunder shall have not less than seventy-five percent (75%) of its shelf life remaining upon delivery to Knight.

6.9	Changes. A Party shall promptly notify the other Party in writing of all proposed changes, whether voluntary or involuntary, including those arising from a request from a Governmental Authority, concerning the manufacture or quality of Licensed Products. The Parties shall negotiate in good faith towards an appropriate response to a Governmental Authority in respect of each proposed change in the quality of the

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Licensed Products including any costs associated .with implementing said changes. Ember shall notify Knight of any proposed change in manufacturing facility or manufacturing procedures.

6.10	Minor Changes. Minor changes in the procedures for manufacture or quality control that do not require approval from a Governmental Authority or that will not affect Regulatory Approvals will be communicated by Ember to Knight in an annual review.

6.11	Release to Knight. Ember, or its designee, shall only release for shipment to Knight, finished batches of Licensed Products that have been examined by Ember for compliance with the Specifications. Ember is responsible for conducting, or having conducted, all required stability and release testing to ensure that the finished batches of Licensed Products are in compliance with the Specifications.

6.12	Quality Audit. During normal working hours and upon reasonable notice, Knight shall be entitled to inspect areas within Ember's or its contract manufacturer's establishment where Licensed Products are manufactured or stored, and to inspect the manufacturing, packaging, and quality control records relating to the Licensed Products.

6.13	Government Inspections. Both Parties shall make their internal practices, and their manufacturing, packaging, and quality control records, relating to the Licensed Products available to Governmental Authorities and will allow access to all facilities used for manufacturing the Licensed Products to the applicable Governmental Authorities for the purposes of determining Ember's or Knight's (as the case may be) compliance with Applicable Laws. Each Party agrees to advise the other immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within three (3) Business Days after any unannounced visit or inspection, by a Governmental Authority in the Territory relating to the Licensed Products. The Parties shall provide each other with a reasonable description in writing of each such visit or inspection promptly thereafter, and with copies of any letters, reports or other documents issued by any such Governmental Authorities that relate to the Licensed Products.

6.14	Defects. Any claim by Knight regarding an apparent failure of the Licensed Products to comply with the Specifications must be made in writing with full particulars within thirty (30) days after receipt of the Licensed Products by Knight. In the case of latent defects, such defects shall be reported to Ember within thirty (30) days of Knight having actual notice of the defect. In case of a justifiable claim for defect because of a failure of the Licensed Products to conform to the Specifications, Ember or its designee shall, without charge, promptly replace the defective portion with supplies that are in compliance with such Specifications. Ember shall assume all costs associated with transportation of replacement Licensed Products. Knight shall follow any reasonable instructions to return to Ember or dispose of, in either event at Ember's expense, any quantities of Licensed Products as aforesaid that are not in compliance with the Specifications. Ember shall not be under any obligation to replace any Licensed Product under this Section 6.14 (or incur any costs or expenses in relation to such Licensed Product) to the extent that the defect

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and/or non-conformity was the result of Knight's, or any customer's, inappropriate handling of the Licensed Product.

6.15	Independent Lab. If Ember does not agree with Knight that the Licensed Products rejected by Knight fails to conform to the Specifications, the matter will be submitted for analysis to an independent laboratory agreed between the Parties. The decision of such independent laboratory following its analysis of the Licensed Products shall be final. The cost of the analysis, as well as the costs associated with reasonable shipping, handling, and storage of any Licensed Products under dispute as to compliance with the Specifications, shall be borne by the Party who was in error.

6.16	Short Shipment. If there is a shortage in the quantity of any shipment of Licensed Products (from quantities specified in the relevant bill of lading or other shipping documents), and it is determined that the discrepancy existed at the time the shipment was delivered to Knight by Ember, Knight shall notify Ember in writing as soon as reasonably possible (and in any event within thirty (30) days after receipt of the Licensed Products by Knight), and [***]

6.17	Failure.

(a)	In the event of any Short Term Inability to Supply the Licensed Products in any jurisdiction within the Territory, Ember shall be liable for payments to Knight as follows: (i) [***] and (ii) [***]. Knight shall attempt to quantify the financial impact of any Short Term Inability to Supply, in writing, as soon as reasonably possible to Ember and shall use all reasonable efforts to mitigate such impact. Subject to Section 10.1 in the case of a disputed claim, payments due under this Section 6.17 shall be payable within thirty (30) days of receipt of said claim. In the event that two (2) Short Term Inability to Supply events occur within twenty four (24) month period, then Ember shall, upon Knight's request and Ember's expense, be required to enter into a contract manufacturing agreement with a Third Party for the manufacture in the relevant jurisdiction within the Territory and supply of the Licensed Products to Knight. Any additional costs reasonably incurred by Knight or Ember for the supply of the Licensed Products as a result of two (2) Short Term Inability to Supply events within a twenty four (24) month period resulting in the engagement of a Third Party manufacturer will [***]. However, subject to the conditions outlined in the directly preceding sentence, Ember's rights to payment under Section 6.2 will be not be affected.

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(b)	In the event of a Long Term Inability to Supply, Knight shall be entitled to all of the rights and recourses set forth in Section 6.17(a) (provided that Ember shall continue to receive, subject to the conditions outlined in Section 6.17(a) and as applicable, payments due to be made by Knight under Section 6.2). In addition, Knight shall be entitled by notice in writing to terminate the supply arrangements contemplated in this Agreement, in which event:

(i)	Knight shall be entitled to purchase the Licensed Products from a Third Party. For greater certainty, but subject to clause (iii) below, Ember shall grant to a Third Party designated by Knight a limited, non-exclusive license to use all necessary intellectual property for or in respect of the manufacture of the Licensed Products for Commercialization by Knight in the Field in the Territory.

(ii)	Ember shall provide such assistance as is required by Knight acting reasonably, from time to time to assist in sourcing the Licensed Products from a Third Party.

(iii)	Without limiting the generality of the foregoing, Ember and a Third Party manufacturer selected by Knight shall enter into a technology transfer agreement reasonably satisfactory to Ember, including, without limitation, with respect to confidentiality and the ownership of intellectual property, under which Ember shall license to the selected manufacturer all technical information necessary to manufacture the Licensed Products and supply the Licensed Products in the Territory or a particular jurisdiction within the Territory.

(iv)	Ember shall continue to receive all payments due to be made by Knight under Section 6.2, provided that any additional costs incurred by either Party for the supply of the Licensed Products as a result of a Long Term Inability to Supply leading to the engagement of a Third Party manufacturer will [***].

6.18	Shortfall. In the event of an interruption or shortfall in supply of Licensed Products, for whatever reason, that exceeds ninety (90) days in duration, such that not all purchase orders for Licensed Products hereunder can be met, then Ember shall immediately notify Knight and shall allocate a prorated share of its available sources and supplies among Knight and Ember's other partners (distributors, licensees, agents,) and internal needs, based on the respective forecasted commercial supply requirements of each of the parties for that allocation period. In any case, the Parties will discuss and agree in good faith on acceptable delivery dates and measures to mitigate the effects of the interruption or shortfall. Ember shall use commercially reasonable efforts to eliminate, cure or overcome such shortage and to resume performance of its obligations hereunder as soon as reasonably possible.

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6.19	Capacity and Supply. Ember will maintain sufficient manufacturing time in its production schedule to provide consistent availability of Licensed Products to meet orders from Knight within the Current Agreed Forecast. Ember shall maintain or cause its contract manufacturer to maintain sufficient volumes of Licensed Products in accordance with the Current Agreed Forecast or as otherwise determined by Knight and Ember from time to time, each acting reasonably and based on the then current and anticipated sales. At a minimum, Ember will be required to maintain sufficient volumes of Licensed Products to meet the first rolling three months quantities in the then Current Agreed Forecast, and Knight will be required to sell or otherwise purchase, at a minimum, such quantities.

6.20	Payment Method. All payment due to Ember hereunder will be paid in US Dollars by wire transfer to the account designated by Ember from time to time.

6.21	Record Retention. Ember will maintain complete and accurate books, records, and accounts used for the determination of expenses, deductions, credits, or other relevant factors in connection with the calculation of Cost of Goods, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records, and accounts will be retained until three (3) years after the end of the period to which such books, records, and accounts pertain. Knight will maintain complete and accurate books, records, and accounts used for the determination of invoiced amounts and expenses, deductions, credits, or other relevant factors in connection with the calculation of Net Sales, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records, and accounts will be retained until three (3) years after the end of the period to which such books, records, and accounts pertain.

6.22	Audit. During the Term of this Agreement and for three (3) years thereafter, each Party will have the right to have an independent certified public accounting firm of internationally recognized standing access during normal business hours, and upon reasonable prior written notice, to such records of the other Party as may be reasonably necessary to verify such other Party's compliance with the terms of this Agreement for any particular period. The accounting firm will disclose to the Parties only whether the audited Party has or has not complied with the terms of this Agreement (and in particular but not limited to, the Net Sales and other amounts reported by Knight are correct or incorrect and the Cost of Goods and other amounts reported by Ember are correct or incorrect) and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party's favor for payments due of more than five percent (5%) or a material breach of this Agreement by audited Party, in which case the audited Party will bear the cost of the audit. Each Party will treat all information subject to review under this Sections 6.22 as confidential information and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

6.23	Payment of Additional Amounts. If, based on the results of any audit under Sections 6.22, payments are owed by a Party to the other Party under this Agreement, then such payment shall be made promptly after the accounting firm's written report is delivered by courier or registered mail to both Parties.

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7.	INTELLECTUAL PROPERTY

7.1	Notification of Third Party Infringement. Each Party shall promptly disclose to the other in writing within ten (10) Business Days, any actual, alleged, or threatened Third Party infringement or misappropriation in the Territory of any Ember Patent and any actual, alleged or threatened infringement or passing off in the Territory of any Ember Mark, of which such Party becomes aware.

7.2	Response to Third Party Infringement. Ember shall have the first right, but not any obligation, to respond to any actual or threatened infringement of an Ember Patent, Ember Mark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory relating to the Licensed Products. If Ember elects to respond to any actual or threatened infringement by initiating a proceeding, Ember shall use legal counsel of its choice at its expense and shall have full control over the conduct of such proceeding. Ember may settle or compromise any such proceeding without the consent of Knight; provided, however, that if such settlement affects Knight's rights under this Agreement, or Knight's ability to Commercialize the Licensed Products within the Territory, or otherwise requires Knight to admit wrongdoing, fault, or liability, Ember will not settle or compromise any such proceeding without the consent of Knight, such consent not to be unreasonably withheld, conditioned, or delayed. If Ember elects not to respond to any actual or threatened infringement of a Ember Patent, Ember Mark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in any Territory relating to the Licensed Products, then Knight shall have the right, but not the obligation, to take action, at its sole expense, in which case Knight shall have full control over the conduct of such proceeding and Knight may settle or compromise any such proceeding without the consent of Ember; provided, however, that if such settlement affects Ember's intellectual property rights or its rights under this Agreement, or Ember's ability to Commercialize the Licensed Products outside the Territory or outside the Field in the Territory, or otherwise requires Ember to admit wrongdoing, fault, or liability, Knight will not settle or compromise any such proceeding without the consent of Ember, such consent not to be unreasonably withheld, conditioned, or delayed. Knight shall be solely responsible for any legal costs or damages awards made in any proceeding that is initiated by Knight in the event that Ember elects not to respond to any actual or threatened infringement.

7.3	Cooperation. Each Party shall cooperate reasonably, at its expense, in any enforcement effort initiated by the other Party. Neither the Parties nor their Affiliates shall contest any joinder in any proceeding sought to be brought by the other Party if such joinder is required by Law.

7.4	Recovery. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any monetary award recovered from a Third Party in connection with any proceeding initiated to protect, maintain, defend, or enforce any intellectual property in

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the Territory or recovered from a Third Party in connection with any proceeding initiated for infringement or misappropriation of intellectual property shall first be used to reimburse the Parties for any out-of-pocket legal expenses relating to such proceeding and the balance being retained by the Party that brought and controlled such litigation.

7.5	Infringement of Third Party IP. If either Party becomes aware that its activities performed hereunder may constitute actual or alleged infringement or misappropriation of the intellectual property rights of a Third Party, it shall promptly notify the other Party and the Parties shall discuss a strategy to defend or mitigate against any actual or alleged infringement.

8.	REPRESENTATION AND WARRANTIES

8.1	Ember Covenants, Representations and Warranties. Ember covenants, represents and warrants (as the case may be) to Knight that:

(a)	Ember is a company duly formed and is organised and existing as a company under the laws of the State of Delaware.

(b)	Ember has the legal right and authority to enter into this Agreement.

(c)	Ember has taken all necessary actions to authorize the execution, delivery and performance of this Agreement.

(d)	Ember has obtained all consents, licenses and authorizations that are necessary to perform its obligations under this Agreement.

(e)	Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Ember, enforceable against Ember in accordance with its terms.

(f)	The performance of Ember's obligations under this Agreement will not conflict with its constitutional documents or result in a breach of any material agreements or contracts to which it is a party.

(g)	Ember has not and will not, during the term of this Agreement enter into any material agreements or contracts that would conflict with its obligations under this Agreement.

(h)	Ember owns or licenses all of the Ember Patents licensed to Knight pursuant to this Agreement and, to the knowledge of Ember, the Ember Patents licensed to Knight pursuant to this Agreement are all of the patents owned or licensed by Ember that are reasonably necessary for Knight to carry out its obligations and exercise its rights under this Agreement.

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(i)	Ember has not received any notice that the manufacture, sale, or use of the Licensed Products in the Territory infringes upon any intellectual property rights of any Third Parties in the Territory.

(j)	Ember has not received any notice from a Third Party that any issued Ember Patent is invalid or unenforceable for any reason.

(k)	To the knowledge of Ember, there are no activities being carried out by Third Parties in the Territory that would constitute infringement or misappropriation of the Ember Patents or the Ember Marks.

(1)	Licensed Products manufactured by Ember and provided to Knight pursuant to this Agreement will meet the Specifications at the time of delivery to Knight and will have been manufactured, handled, stored and labelled in accordance with the requirements of GMP and all Applicable Laws.

8.2	Knight Representations and Warranties. Knight covenants, represents and warrants to Ember (as the case may be) as follows:

(a)	Knight is a company duly formed and is organised and existing under the laws of Canada.

(b)	Knight has the legal right, authority, and power to enter into this Agreement.

(c)	Knight has taken all necessary action to authorize the execution, delivery, and performance of this Agreement.

(d)	Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Knight, enforceable against Knight in accordance with its terms.

(e)	The performance of Knight's obligations under this Agreement will not conflict with its constitutional documents or result in a breach of any material agreements or contracts to which any is a party.

(f)	Knight has not and will not, during the term of this Agreement enter into any material agreements or contracts that would be inconsistent with its obligations under this Agreement.

(g)	Neither Knight nor its Affiliates will initiate a proceeding to challenge the validity or enforceability of any Ember Patent or the Ember Marks, or directly or indirectly assist any Third Party with respect to any such proceeding.

8.3	Warranty disclaimer. Except as expressly set forth in this Agreement, neither Party makes any representations or extends any warranties of any kind, either express or implied, including any express or implied warranties of merchantability or fitness for a particular purpose with respect to the Licensed Products or any technology or any license

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granted by either party hereunder. Ember does not warrant or represent that any of the Ember Patents are valid or enforceable.

8.4	Limitations of liability. Without limiting the Parties' obligations regarding indemnification, neither Party shall be liable to the other Party or to any Third Party who may benefit from any provision of this Agreement for special, indirect, incidental or punitive or consequential damages (including damages resulting from loss of use, loss of profits, interruption or loss of business or other economic loss) arising out of this Agreement or with respect to a Party's performance or non-performance hereunder.

8.5	Indemnification by Ember. Ember hereby agrees to defend, indemnify, and hold Knight, its Affiliates and their respective officers, directors, employees and agents, (each a "Knight Indemnified Party") harmless from and against any Third Party's claims for loss, damage, or liability resulting from: (i) any breach of this Agreement or any warranty or covenant provided in this Agreement by Ember or an Affiliate of Ember; (ii) any violation of Applicable Law by Ember or its Affiliates; and (iii) any negligent act or omission or willful misconduct of Ember or its Affiliates; (iv) any claim that the sale by Knight or its Affiliates, of the Licensed Products in compliance with this Agreement infringes on intellectual property rights in the Territory of any other person; (v) any claim arising from any use, within the approved labeling, made by any person of any of the Licensed Products; in all cases, except to the extent such Third Party's claim for loss, damage or liability is the result of: (i) any breach of this Agreement by Knight or a Knight Indemnified Party, (ii) any violation of Applicable Law by Knight or a Knight Indemnified Party, or (iii) any negligent act or omission or willful misconduct of Knight or a Knight Indemnified Party.

8.6	Indemnification by Knight. Knight hereby agrees to defend, indemnify, and hold Ember, its Affiliates and their respective officers, directors, employees and agents, (each a "Ember Indemnified Party") harmless from and against any Third Party's claims for loss, damage, or liability resulting from: (i) any breach of this Agreement or any warranty or covenant provided in this Agreement by Knight or an Affiliate of Knight; (ii) any violation of Applicable Law by Knight or its Affiliates; and (iii) any negligent act or omission or willful misconduct of Knight or its Affiliates; in all cases, except to the extent such Third Party's claim for loss, damage or liability is the result of: (i) any breach of this Agreement by Ember or a Ember Indemnified Party, (ii) any violation of Applicable Law by Ember or a Ember Indemnified Party, or (iii) any negligent act or omission or willful misconduct of Ember or a Ember Indemnified Party.

8.7	Indemnification Procedure. If an indemnified Party intends to claim indemnification under this Section 8, such Party shall promptly notify the other Party of any loss, claim, damage, liability or action in respect of which the indemnified Party intends to claim such indemnification, and the indemnifying Party shall have a first opportunity to assume the sole defense thereof with counsel selected by the indemnifying Party and approved by the indemnified Party acting reasonably; provided, however, that an indemnified Party shall have the right to retain its own counsel and participate fully in the defense, with the fees and expenses to be paid by the indemnified Party. The failure or delay to deliver

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notice to the indemnifying Party, within a reasonable time after the commencement of any such proceeding, if irreparably prejudicial to the indemnifying Party's ability to defend such proceeding, shall relieve the indemnifying Party of any and all liability to the indemnified Party under this Section 8. The indemnified Party shall cooperate fully with the indemnifying Party and their legal representatives in the investigation of any loss, claim, damage, or liability covered by this indemnification, and shall mitigate such loss and damages. Any amount payable in order to satisfy an indemnity hereunder shall be paid as soon as reasonably possible after the indemnified Party has incurred an indemnified expense and notified the indemnifying Party thereof.

8.8	Compliance with Law. Each Party shall comply, and shall require their Affiliates and permitted sublicensees to comply, with all Applicable Laws relative to their obligations hereunder.

8.9	Insurance. The Parties shall maintain insurance, including product liability insurance, that is adequate to cover their obligations hereunder and that is consistent with normal business practices of prudent corporations engaged in the same or a similar business. The Parties acknowledge and agree that such insurance shall not be construed to create a limit with respect to their indemnification obligations.

9.	TERM AND TERMINATION

9.1	Term

(a)	This Agreement will take effect from the Effective Date and, unless earlier terminated in accordance with the terms herein, will continue in full force and effect in respect of each Licensed Product for a period of ten (10) years from the Launch of that Licensed Product (the "Initial Term").

(b)	This Agreement shall automatically renew in respect of each Licensed Product for successive ten (10) year periods (each a "Renewal Term") unless, at least three (3) months prior to the expiry of the relevant Initial Term or Renewal Term, either Party provides the other with written notice of its intention not to renew the Agreement with respect to that Licensed Product in the Territory or specific jurisdiction(s) within the Territory (a "Non-Renewal Notice") at the end of the applicable period, and further provided that if the notifying Party is Ember, it shall be obliged to pay to Knight the Non-Renewal Fee set out in Section 9.7 below.

9.2	Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party with immediate effect in the following cases:

(a)	In the event of a petition in bankruptcy or insolvency of the other Party (which is not withdrawn or dismissed within 28 days of issue), or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other

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Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

(b)	If the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of Knight's failure to pay any amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party.

(c)	For the purposes of Section 9.2(b), and for the avoidance of doubt, a breach by Knight of Section 8.2(g) will be a "material default or breach" of this Agreement.

9.3	Effect of Termination. Upon expiry or termination of this Agreement with respect to a Licensed Product in the Territory or specific jurisdiction(s) within the Territory, all licenses and rights granted by Ember hereunder which are applicable to that Licensed Product for the Territory or specific jurisdiction(s) within the Territory shall terminate and Knight undertakes to:

(a)	except as provided for in Section 9.6, cease any Commercialization of that Licensed Product in the Territory or applicable jurisdiction(s) within the Territory; and

(b)	within thirty (30) days of expiry or termination, initiate the transfer of title to the applicable current and pending Regulatory Approvals for that Licensed Product in the relevant jurisdiction(s) within the Territory to Ember and assist Ember, at Ember's cost, in submitting appropriate documents to transfer the applicable Regulatory Approvals for that Licensed Product to Ember or its designee.

9.4	Termination of Knight. Knight may terminate this Agreement in whole or in part (with respect to a particular Licensed Product and/or specific jurisdiction(s) within the Territory) by notice in writing given no less than one hundred and eighty (180) days prior to the intended termination date.

9.5	Survival. In the event of the termination of this Agreement for any reason, the following provisions of this Agreement shall survive Sections 1, 7, 8.4, 8.5, 8.6, 8.7, 9, 10, 11 and 12 and any other terms which, by their nature, require or contemplate performance by the Parties after expiry or termination. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination.

9.6	Sell-Off of Inventory. Upon termination of this Agreement, Knight shall be entitled to sell off any inventory of the Licensed Products in Knight's possession or control or which are subject to binding purchase orders on the date such termination is effective.

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9.7	Non-Renewal Fee. In the event that Ember issues a Non-Renewal Notice with respect to a Licensed Product in the Territory or specific jurisdiction(s) within the Territory, it shall be obliged to pay to Knight an amount equal to three (3) times the Net Sales of that Licensed Product as achieved by Knight in the Territory or applicable jurisdiction(s) within the Territory during the twelve (12) months preceding the date of such notice (the "Non-Renewal Fee"). Within sixty (60) days of its receipt of the Non-Renewal Notice, Knight shall issue an invoice for the payment of the Non-Renewal Fee which shall include reasonable details as to the calculation of the said amount. Subject to Section 10.1 in the case of a disputed invoice, the Non-Renewal Fee shall be payable by Ember within thirty (30) days of the issuance of the said invoice.

10.	DISPUTE RESOLUTION

10.1	Arbitration. Except as otherwise expressly provided herein, any dispute or claim arising out of or relating to this Agreement, or to the breach, termination, or validity of this Agreement, will be resolved as follows: each Party shall discuss the matter and make reasonable efforts to attempt to resolve the dispute. If the Parties are unable to resolve the dispute, a CEO or President (or other senior executive) of each Party will meet within thirty days (30) of a request to attempt to resolve such dispute being made by a Party. If the CEOs or Presidents or other senior executives (as the case may be) cannot resolve the dispute through good faith negotiations within sixty (60) days after a Party requests such meeting, then the Parties shall resort to binding arbitration before a single arbitrator using the arbitration procedures set forth under the Rules of Arbitration of the International Chamber of Commerce. Any hearing in the course of the arbitration shall be held in New York in the English language. The decision of the arbitrator shall be final and not subject to appeal and the arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the Parties, between or among the Parties in such manner as the arbitrator considers reasonable. All matters in relation to the arbitration shall be kept confidential to the full extent permitted by law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this provision.

10.2	Irreparable Harm. Notwithstanding anything to the contrary in Section 10.1, if either Party in its sole judgment, acting reasonably, believes that any such dispute could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm and (ii) will not be required to follow the procedures set forth in Section 10.1.

11.	CONFIDENTIALITY

11.1	Non-Disclosure and Non-Use Obligations. Each Party shall keep (and shall require that its Affiliates keep) in confidence all Proprietary Information of the other Party, and may not disclose to any Third Party (other than sublicensees, distributors or other parties who, pursuant to Section 2.3, are subject to a confidentiality agreement with provisions comparable to those set forth herein) or use such Proprietary Information for any purposes other than those set forth in this Agreement without the prior written consent of the Party that disclosed the Proprietary Information to the other Party. The confidentiality

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obligations shall, however not be applied to the extent that such Proprietary Information, (a)    is or becomes generally available or otherwise public through no fault of the receiving Party, (b) was received from a Third Party, as documented by business records, without any obligation of confidentiality, (c) was in the possession of the receiving Party prior to receipt of same from the other Party without any obligation of confidentiality related thereto, (d) has been independently developed, as documented by business records, without using Proprietary Information received from the other Party, or (e) is required to be disclosed by law, the rules of any relevant stock exchange, applicable Regulatory Authority or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure.

11.2	Return of Proprietary Information. Upon termination or expiration of this Agreement, each Party shall cease using Proprietary Information received from the other Party and, unless the Parties separately agree on destruction of such material and information, return the material and information in question, including all copies thereof, within thirty (30) days; provided, however, that each Party may keep one copy of such material and information for archival purposes only.

11.3	Survival. The rights and obligations under this Section 11 shall survive the termination or expiration of this Agreement and shall remain in effect for a period of five (5) years from the termination or expiration of this Agreement.

12.	OTHER PROVISIONS

12.1	Withholding Tax. Knight will make all payments to Ember under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable by Knight under this Agreement will be timely paid by Knight on behalf of Ember to the appropriate Governmental Authority, and Knight will furnish Ember with the corresponding proof of payment of such tax, as may be required in order to enable Ember to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties under Applicable Laws. Knight and Ember agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

12.2	Further Assurances. Upon request by either Party and at such Party's expense, the other Party shall do such further acts and execute such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Agreement.

12.3	Independent status. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, nor any performance of obligations outside of this Agreement. Nothing contained or done under this Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever or in the relationship of partners or joint venturers.

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12.4	Assignment. Except in connection with the acquisition of a Party or the sale of all or substantially all of the assets of such Party, this Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by a Party to a Third Party without the prior written consent of the other Party. The rights and obligations contained herein shall enure to the benefit of each Party's successors and permitted assigns, and shall be binding on and enforceable against the relevant Party's successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

12.5	Compliance with law. Each Party shall comply with, and shall not be in violation of any valid applicable international, national, provincial or local statutes, laws, ordinances, rules, regulations, or other governmental orders of the Territory.

12.6	Force Majeure. Notwithstanding anything herein to the contrary, no Party shall be responsible for a failure or delay in performance of any of the obligations hereunder due to wars, insurrections, strikes, acts of God, power outages, storms, or actions of regulatory agencies (such events being defined as "Force Majeure"), provided that the Party seeking relief from its obligations advises the other Party forthwith of the Force Majeure. A Party whose performance of obligations has been delayed by force majeure shall use commercially reasonable efforts to overcome the effect of the Force Majeure as soon as possible. The other Party will have no right to demand indemnity for damage or assert a breach against such Party, provided, however, that if the event of Force Majeure preventing performance shall continue for more than six (6) months and such underlying cause would not also prevent other parties from performing such obligations, then the Party not subject to the event of Force Majeure may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

12.7	Notices and Amendments . Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 12.7. Notices and other communications shall be addressed as follows:

(a)	In the case of Ember: Ember Therapeutics Inc. 135 East 57th Street 24th Floor New York, NY 10022 Attn: Joseph Hernandez E-mail: hernandez_joe@yahoo.com

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(b)	In the case of Knight: Knight Therapeutics Inc. 376 Victoria Avenue, Suite 220, Westmount, Quebec, H3Z l CS Attention: Jeffrey Kadanoff E-mail: jkadanoff@gud-knight.com

12.8	Complete Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the Licensed Products and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. Any amendments or supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both parties.

12.9	Waiver. No failure to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof. Any waiver granted hereunder shall only be applicable the specific acts covered thereby and shall not apply to any subsequent events, acts, or circumstances.

12.10	Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

12.11	Governing Law. This Agreement all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of New York, United States.

12.12	Public Announcements. Neither Party shall originate any publicity, news release, or public announcements relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties' performance, any amendment hereto, or performance hereunder), whether to the public or press, stockholders, or otherwise, without the prior written consent of the other Party, save only such announcements (including the public disclosure of the contents of this Agreement) that are required by law or the rules of any relevant stock exchange to be made or that are otherwise agreed to by the Parties. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other Party reasonable notice of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in any such announcement, the disclosing Party shall delete such information unless, in the

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opinion of the disclosing Party's legal counsel, such information is required by law or the rules of any relevant stock exchange to be disclosed. The timing and content of the initial press release relating to this Agreement, if any, including its existence, the subject matter to which it relates and the transactions contemplated herein will, except as otherwise required by law or any stock exchange rules, be determined jointly by the Parties.

12.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same Agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Party.

12.14	English Language. At the request of the parties, this Agreement has been negotiated in the English language and will be or have been executed in the English language. Les soussignes ont expressement demande que ce document et tous les documents annexes soient rediges en langue anglaise.

[Signature page follows ]

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IN WITNESS WHEREOF, the parties have signed this Agreement

EMBER THERAPEUTICS INC.	KNIGHT THERAPEUTICS INC.

Per: /s/ Joseph Hernandez Name: Joseph Hernandez Title: Chairman	Per: /s/ Jeffrey Kadanoff Name: Jeffrey Kadanoff Title: Chief Financial Officer

Signature Page to Distribution, License and Supply Agreement

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SCHEDULE

EMBER MARKS

Ember Therapeutics, Inc.

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